Exhibit 99.1

IMAC Holdings Acquires Assets of Theralink to Continue Precision Medicine Business

FRANKLIN, Tenn., May 7, 2024 – On May 1, 2024, as previously announced, pursuant to that certain Settlement and Release Agreement, by and between IMAC Holdings, Inc. (NASDAQ: BACK) (“BACK”) and Theralink Technologies, Inc. (“Theralink”), BACK acquired the assets of Theralink, other than certain excluded assets, in settlement of the default by Theralink of certain outstanding debt and BACK’s agreement to issue certain shares of preferred stock of BACK to Theralink and/or certain holders of debt of Theralink, as applicable, in the future following the completion of a third party valuation of Theralink’s business.

With BACK already in possession of such assets of Theralink, and a merger with Theralink no longer necessary to acquire such assets, on May 6, 2024, BACK, IMAC Merger Sub, Inc. (“Merger Sub”) and Theralink entered into a Termination Agreement, which immediately terminated the Agreement and Plan of Merger, dated May 26, 2023, by and between BACK, Merger Sub and Theralink (“Merger Agreement”).

BACK is formally withdrawing the corresponding Registration Statement on Form S-4, in connection with such termination of the Merger Agreement.

“Considering the lengthy regulatory approval process the transaction has already incurred, BACK found a more efficient direction for shareholders going forward. We believe this settlement allows Theralink’s incredible advancements for breast cancer diagnostics to survive and thrive in its new home at BACK, as commercialization of the services kicks off in an unobstructed direction,” said Jeff Ervin, Chief Execuitve Officer of IMAC Holdings, Inc. “We are in the process of transitioning key employees to stabilize the business operations and capitalize on the team’s significant proteomic analysis and precision medicine success.”

About IMAC Holdings, Inc.

IMAC Holdings, Inc. is a clinical research and commercialization company focused on Innovative Medical Advancements and Care in the oncology, neurological, and orthopedic medical specialties. For more information visit www.imacholdings.com.

IMAC Investor Contact:

jeff@imacholdings.com